Exhibit 10.20

9713 Key West Avenue Suite 400 Rockville, MD 20850 301.944.1700 Phone 301.944.1620 Direct 301.944.1703 Fax www.maxcyte.com December 11, 2023 Douglas Doerfler Via Email Re: Transition Agreement Dear Doug: This letter memorializes the transition agreement (the “Agreement”) which MaxCyte, Inc. (the “Company”) is offering to you to aid in your retirement and employment transition. 1. Retirement Date and Resignation from All Capacities. As discussed, you will be retiring from the Company on December 31, 2023 (“Retirement Date”). Between the date of this Agreement and the Retirement Date, you will continue to perform your regular job’s duties and such other transition duties as may be reasonably requested by the Company’s Board of Directors (the “Board”). You will continue to receive your current salary and benefits through the Retirement Date, and will be entitled to a 2023 bonus, which bonus will be calculated based on the corporate funding rate and will be paid at the same time as bonuses are paid to other executives and no later than March 15, 2024. On the Retirement Date, you will be deemed to have resigned from your position as Chief Executive Officer, as an officer of the Company and any subsidiary or affiliate of the Company, and from any role or position in which you are acting as a representative or agent of the Company, including but not limited to your role as a director of the Board and any role as a director of the board of directors of any subsidiary or affiliate of the Company. You also agree to submit such documentation as the Board may reasonably require confirming your retirement as of the Retirement Date. 2. Accrued Salary. On the Company’s next regular payroll date following the Retirement Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Retirement Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement. 3. Separation Benefits. Upon your timely execution of this Agreement and your executing the Updated Release of Claims attached to this Agreement as Exhibit A (the “Updated

Douglas Doerfler December 11, 2023 Page 2 of 10 2 Release”) on or within three (3) days after the Retirement Date and allowing it to become effective, the Company will provide you with the following separation benefits (the “Separation Benefits”): (a) Cash Separation Benefits. The Company will pay you the equivalent of eighteen (18) months of your base salary in effect as of the Retirement Date (the “Cash Separation Benefits”). The Cash Separation Benefits will be paid subject to standard payroll deductions and withholdings in eighteen (18) roughly equal monthly installments, beginning with the first installment on February 1, 2024 and continuing with subsequent installments on the first day of each month thereafter until fully paid. (b) COBRA Separation Benefit. If you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or applicable state law, for you and your covered dependents, the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), the COBRA health insurance premiums for you and your eligible dependents, if any, until the earlier of: (A) eighteen (18) months following the Retirement Date, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (thereafter, you will be responsible for all COBRA premium payments, if any) (such time, the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986 or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible for reimbursement in accordance with this Section, in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period. You may, but are not obligated to, use this payment to pay for medical expenses. If you become eligible for coverage under another employer's group health plan through self-employment or otherwise cease to be eligible for COBRA during the period provided in this clause, you must promptly notify the Company of such event, and all payments and obligations under this Section will cease. (c) Consulting Agreement. The Company will offer you, as an additional Separation Benefit, the Consulting Agreement attached as Exhibit B (the “Consulting Agreement”), pursuant to which you will be eligible to provide certain consulting services to the Company until June 30, 2025 (the “Consulting Period”) in exchange for the compensation specified therein. The parties acknowledge and agree that the Consulting Agreement will be effective on the Retirement Date, such that you do not have a break in “Continuous Service” (as defined below); provided, however, if you do not execute this Agreement or the Updated Release within the timeframe provided herein, or execute but then revoke your acceptance of the Updated Release, then the Consulting Agreement will automatically terminate, as described therein, and your consulting arrangement with the Company will likewise terminate, and you will no longer be eligible for the benefits described in Section 5 of this Agreement.

Douglas Doerfler December 11, 2023 Page 3 of 10 3 4. Benefit Plans. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on December 31, 2023. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the potential for certain payments to be made by the Company pursuant to Section 3(b) above. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. 5. Equity Awards. You were previously granted certain equity awards (the “Options”), as summarized on Exhibit C, pursuant to the Company’s 2022 Equity Incentive Plan and Long-Term Incentive Plan (the “Plans”) and related grant agreements (together with the Plans, the “Option Documents”). If you timely execute and return this Agreement, timely execute and do not revoke the Updated Release, and execute the Consulting Agreement attached hereto no later than three (3) days after the Retirement Date, then notwithstanding anything to the contrary set forth in the Option Documents, (i) the unvested Options will remain outstanding and continue to be eligible to vest following the Retirement Date in accordance with the vesting schedules and terms and conditions of the applicable Option Documents provided you remain in “Continuous Service” or “Service” (as defined in the respective Plan and Option Documents) to the Company as a consultant pursuant to the terms of the Consulting Agreement, and (ii) any unvested Options will be deemed immediately vested and exercisable on the earlier of: (A) a “Change in Control” or “Change of Control” (as defined in the respective Plan and Option Documents) of the Company, (B) the termination of your Consulting Agreement by the Company prior to the expiration of the Term pursuant to Section 14.2(c) of the Consulting Agreement, and (C) the expiration of the Term, provided you have performed services under the Consulting Agreement for the full Term. The Options and your right to exercise the Options will otherwise remain subject to the terms of the Option Documents. You are advised to consult with your own tax advisors regarding the impact of this Agreement on your Options. Furthermore, if you timely execute and return this Agreement, timely execute and do not revoke the Updated Release, and execute the Consulting Agreement attached hereto no later than three (3) days after the Retirement Date, then the Company will extend the period of time in which you may exercise any vested, outstanding and unexercised Options as of the date of termination of the Consulting Agreement through the earlier of: (i) 24 months following the date the Consulting Agreement is terminated (and, if the Consulting Agreement is terminated by the Company prior to the expiration of the Term pursuant to Section 14.2(c) of the Consulting Agreement, such period will be 24 months following the expiration of the Term (as defined in the Consulting Agreement), without regard for any early termination thereof); and (ii) the applicable expiration date of the Option (the “Option Exercise Extension”). You agree and acknowledge that as a result of the Option Exercise Extension, any of the shares subject to the Option which were granted as incentive stock options (“ISOs”) will no longer qualify as ISOs and will instead be treated for tax purposes as nonqualified stock options. As a result, you must satisfy all applicable tax withholding obligations upon any future exercise of the shares subject to the Option. You should consult with your tax advisor regarding the impact of the Option Exercise Extension. 6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, commission, separation, severance or other payments or benefits after the Retirement Date; provided, that you will

Douglas Doerfler December 11, 2023 Page 4 of 10 4 continue to be entitled to any existing right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board and/or officer of the Company, including but not limited to any rights you may have under any indemnification agreement you signed with the Company, the Company’s directors and officers liability insurance (D&O) policy as may be in effect from time to time, and any applicable employment practices liability insurance (EPLI) policy. 7. Expense Reimbursements. You agree that, within ten (10) days of the Retirement Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice. In addition, upon presentation of documentation, the Company shall promptly pay (but in no event later than December 31, 2023) the amounts necessary to pay for or reimburse you for all attorney’s fees and expenses up to a total of $15,000 relating to the negotiation, preparation, review and execution of this Agreement and any other agreements related to your retirement and employment transition. 8. Return of Company Property. You agree, within ten (10) days of the Retirement Date, to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Maher Masoud. Notwithstanding the foregoing, this duty to timely return Company property by the Retirement Date does not apply to any property that the Company specifically authorizes you to retain in connection with the Consulting Agreement (which property you must return to the Company, without retaining any reproductions, upon termination of the Consulting Agreement or earlier if requested by the Company), or to retain your personal compensation-related agreements and benefit arrangements and your personal correspondence. Furthermore, the Company agrees during the term of the Consulting Agreement to provide you with continued access to your MaxCyte email account as well as to certain outside publications and databases that may be necessary for your performance of services under the Consulting Agreement, including but not limited to BioCentury and FactSet. Receipt of the Separation Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property. 9. Proprietary Information and Post-Employment Obligations. Both during and after your employment you acknowledge your continuing obligations under your Invention, Non-Disclosure and Non-Compete Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of your Invention, Non-Disclosure and Non-Compete Agreement is attached hereto as Exhibit D. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Maher Masoud immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is

Douglas Doerfler December 11, 2023 Page 5 of 10 5 made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order. 10. Mutual Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision, including but not limited to the management team and members of the Board. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. In addition, nothing in this Section or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation. The Company also agrees to work with you on mutually agreeable internal and external messaging regarding your retirement and employment transition from the Company. The foregoing provisions of this Section 10 will not be violated by truthful statements in response to legal process (including, without limitation, any process to enforce this Agreement or any other agreement with you or the Company), required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). 11. Cooperation after Retirement. After the Consulting Period, you agree to reasonably cooperate with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours. The Company shall pay or reimburse you for all reasonable out-of-pocket expenses incurred by you in complying with this Section 11, provided you submit appropriate documentation and receipts substantiating any such out-of-pocket expenses. 12. Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs,

Douglas Doerfler December 11, 2023 Page 6 of 10 6 expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, separation pay, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to: • Any and all Claims relating to or arising from your employment by the Company and the termination of such employment, including allegations that any of the Company Parties has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing; • Any and all Claims under any agreement or understanding governing the service relationship between you and the Company; • Any and all Claims against any of the Company Parties for wrongful discharge, termination in violation of good policy, discrimination, breach of contract, both expressed or implied, covenants of good faith or fair dealing, both expressed or implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practice, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, or conversion; • Any and all Claims against any of the Company Parties that any of the Company Parties has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category or has otherwise violated any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Fair Employment Practice Act of Maryland, Md. Code Ann., State Government, tit. 20, the Older Workers Benefit Protection Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Credit Reporting Act, the National Labor Relations Act; and all amendments to each such Acts as well as the regulations issued there under; • Any and all Claims based on the violation of the federal or any state constitution;

Douglas Doerfler December 11, 2023 Page 7 of 10 7 • Any and all claims for attorneys’ fees and costs; and • Any and all Claims against any of the Company Parties that any of the Company Parties has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel). Notwithstanding the foregoing, other than events expressly contemplated by this Agreement, you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board and/or officer of the Company, including but not limited to any rights you may have under any indemnification agreement you signed with the Company, the Company’s directors and officers liability insurance (D&O) policy as may be in effect from time to time, and any applicable employment practices liability insurance (EPLI) policy. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement. 13. Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim;

Douglas Doerfler December 11, 2023 Page 8 of 10 8 (iii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any Claims you may have as of the date you execute it. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Company’s policies, applicable law or otherwise, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim. You further represent that, as of the date of this Agreement, you have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any of the Company Parties in any court, arbitral forum or with any governmental agency. 14. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights. 15. Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement and your right to further engagement under the Consulting Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9 and 10 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of such sections of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your material breach of this Agreement, the Company shall be entitled to seek an injunction to prevent you from violating or breaching this Agreement. The parties agree that if either party is successful in whole or part in any legal or equitable action to enforce this Agreement, then the enforcing party is entitled to recover from the other party all of the costs, including reasonable attorneys’ fees, incurred in enforcing the terms of this Agreement. 16. Section 409A. It is intended that all of the separation payments and benefits payable under Section 3 of this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and will be construed as such. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether separation payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any separation payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which you may consider and sign the Updated Release spans two calendar years, the separation payments will not begin until the second calendar year. If the Company determines that the separation payments or benefits provided under this Agreement constitute “deferred compensation” under

Douglas Doerfler December 11, 2023 Page 9 of 10 9 Section 409A and if you are a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then the timing of the separation payments and benefits will be delayed as follows if necessary to avoid taxation under Section 409A: on the earlier to occur of (a) the date that is six months and one day after your Separation from Service, and (b) the date of your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay you a lump sum amount equal to the sum of the separation benefits that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the separation benefits had not been delayed pursuant to this Section and (ii) commence paying the balance of the separation benefits in accordance with the applicable payment schedule set forth in this Agreement. No interest shall be due on any amounts deferred pursuant to this Section. 17. Miscellaneous. This Agreement, including Exhibits A, B, C and D, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland. If this Agreement is acceptable to you, please sign below and return it to me on or before the date that is seven (7) days after you receive this Agreement. The Company’s offer of Separation Benefits contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe. I wish you good luck in your future endeavors.

Douglas Doerfler December 11, 2023 Page 10 of 10 10 Sincerely, MAXCYTE, INC. By: ____________________________________ Richard Douglas Chair, Board of Directors AGREED TO AND ACCEPTED: ________________________________________ Douglas Doerfler ________________________________________ Date Exhibit A – Updated Release of Claims Exhibit B – Consulting Agreement Exhibit C – Equity Award Summary Exhibit D – Invention, Non-Disclosure and Non-Compete Agreement December 11, 2023

EXHIBIT A UPDATED RELEASE OF CLAIMS (To be signed and returned to the Company on or within three (3) days after the Retirement Date and in no event before the Retirement Date) MaxCyte, Inc. (the “Company”) and Douglas Doerfler (the “Employee”) entered into a Transition Agreement dated December 11, 2023 (the “Transition Agreement”). The parties to that Agreement hereby further agree as follows: 1. A blank copy of this Updated Release of Claims (“Updated Release”) was attached to the Agreement as Exhibit A and the parties agree that it is part of the Agreement. 2. In consideration of the Separation Benefits, Employee hereby extends the release of claims in Section 12 of the Agreement to any claims that arose through the date he signs this Updated Release and extends the representations he has made in Section 13 of the Agreement through the date he signs this Updated Release. 3. Employee also hereby extends the release of claims in Section 12 of the Agreement to any and all Claims under the federal Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given for this Updated Release is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (1) this Updated Release does not apply to any rights or claims that arise after the date he signs this Updated Release; (2) Employee should consult with an attorney prior to signing this Updated Release; (3) Employee has been given more than twenty-one (21) calendar days to consider this Updated Release (although he may choose to voluntarily execute this Updated Release earlier, though not earlier than the Retirement Date); (4) Employee has seven (7) calendar days following the date he signs this Updated Release to revoke it; and (5) this Updated Release will not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date of Updated Release”), which will be the eighth (8th) calendar day after Employee signs it. 4. The parties agree that this Updated Release is a part of the Agreement. UNDERSTOOD, ACCEPTED AND AGREED: MaxCyte, Inc. Employee By: ______________________________ ______________________________ Name: Richard Douglas Douglas Doerfler Title: Chair, Board of Directors Dated: ___________________________ Dated: ________________________ January 5, 2024 January 5, 2024

EXHIBIT B CONSULTING AGREEMENT THIS CONSULTING AGREEMENT (the “Agreement”) by and between MaxCyte, Inc. (“Client”) and Douglas Doerfler, an individual (“Consultant”), is effective as of December 31, 2023 (the “Effective Date”). RECITALS WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor; NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows: 1. Engagement of Services. Consultant agrees to provide general executive consulting and transition services to the Client at the request of the Client’s Chief Executive Officer or Board of Directors (the “Board”) or its designee (“Executive(s)”) (the “Services”). Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and talents in performing these Services. Client agrees not to request more than twenty (20) hours of Services a month. Consultant agrees to make himself reasonably available to perform such consulting services throughout the Consulting Period (as defined below), and to be reasonably available to meet with the Client at its offices or otherwise. 2. Compensation. 2.1 Consulting Fee. For services rendered during the Term (as defined below) up to a maximum of fifteen (15) hours per month, the Client will pay Consultant a monthly consulting fee of $10,000 per month. For additional services performed by Consultant under this Agreement in excess of fifteen (15) hours per month but up to a maximum of twenty (20) hours per month, Client will pay Consultant an hourly consulting fee of $600 per hour. All fees under this Section 2.1 will be invoiced by Consultant following the end of each calendar month during the Consulting Period and are due and payable by the Client within thirty (30) days after receipt of Consultant’s monthly invoice. 2.2 Option Vesting. All matters of vesting and exercisability of Consultant’s Options shall be as governed by Section 5 of the Transition Agreement between the parties dated December 11, 2023 (the “Transition Agreement”) and the terms of the applicable Option Documents (as defined in the Transition Agreement). 3. Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product. 4. Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed. 5. Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. 6. Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense. Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Client. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Client; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder. 7. Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons. 8. Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and his employees. The Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law. 9. No Employee Benefits. Except as described in Sections 3(b) and 4 of the Transition Agreement, Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Client. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees. Notwithstanding the above, this Agreement does not amend or abrogate in any manner any benefits owed to Consultant under any qualified retirement plan or health and welfare benefit plan in which Consultant was a participant during his previous employment relationship with the Client. 10. Expenses and Liabilities. Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of services, other than as set forth herein. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client; provided, however, that Client agrees to reimburse Consultant for all reasonable travel expenses (e.g. air fare, train, car rentals, taxi and share ride services) incurred in performance of the Services that are approved in writing by the Client (email shall suffice) prior to such expenses being incurred. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs. The Client hereby agrees to indemnify Consultant and hold Consultant harmless to the greatest extent provided under applicable law, the Client’s Certificate of Incorporation, and the by-laws of the Client against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, and dispute or litigation-related costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Consultant’s performance of the Consultant’s duties and obligations to the Client under this Agreement (but excluding (i) disputes between the Client and Consultant; and/or (ii) third party claims involving willful misconduct by Consultant or Consultant’s material breach of any material provision of this Agreement). 11. Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services does not conflict or interfere with services provided pursuant to or obligations under this Agreement. 12. No Conflict of Interest. During the Consulting Period, unless written permission is given by the Executive, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which Compete (as defined below) with the products or services provided by the Client nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement. Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Agreement. For purposes of this Section 12, “Compete” shall mean all products or services, or the research or development thereof, which are directly or indirectly involved in enabling therapeutic developers to transfect cells for development of cellular and gene therapies. 13. Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and Client. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. 14. Term and Termination. 14.1 Term. The term of this Agreement and the “Consulting Period” begins on the Effective Date and ends on the date that is eighteen (18) months following the Effective Date (the “Term”), unless earlier terminated as provided in Section 14.2. 14.2 Termination. (a) Automatic Termination. If Consultant fails to execute the Updated Release of Claims attached as Exhibit A to the Transition Agreement (the “Updated Release”) on or within three (3) days after the “Retirement Date” (as defined in the Transition Agreement) or Consultant executes but then later revokes the Updated Release, then this Agreement will automatically terminate effective as of: (i) the end of the third day following the Retirement Date, if Consultant does not execute the Updated Release, or (ii) the day that Consultant revokes the Updated Release, if Consultant executed but later revokes the Updated Release. (b) Termination upon Breach. Upon agreement by the majority of the Board, the Client may terminate this Agreement at any time immediately due to a material breach by Consultant if the Board has determined that Consultant has committed a “material breach”. The parties agree that a “Material Breach” by Consultant shall occur if he: (i) breaches any material obligations of this Agreement, the Transition Agreement or his Invention, Non-Disclosure and Non-Compete Agreement; or (ii) violates local, state, or federal laws, which results in harm to the Client or its business reputation. (c) Voluntary Termination. Either party may terminate this Agreement at any time upon thirty (30) days’ prior written notice to the other party. 14.3 Effect of Termination. Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession. In the event the Client terminates this Agreement, or if Consultant terminates this Agreement, Consultant will not receive any additional consulting fees or other compensation for services performed after the date of termination, other than as set forth herein. Additionally, notwithstanding anything to the contrary herein or in the Plans or Option Documents, in the event this Agreement is terminated by either party for any reason, Consultant shall no longer be deemed in Continuous Service (as defined in the Transition Agreement) as of such termination date for purposes of vesting of the Options, except as provided in the Transition Agreement. 14.4 Survival. The rights and obligations contained in Sections 3-6, 8-9, 12, 14.3 and 15-21 will survive any termination or expiration of this Agreement. 15. Successors and Assigns. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees. 16. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing. 17. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Maryland, as such laws are applied to agreements entered into and to be performed entirely within Maryland between Maryland residents. Any suit involving this Agreement shall be brought in a court sitting in Maryland. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

18. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. 19. Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant. 20. Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorneys’ fees). 21. Entire Agreement. This Agreement is being entered into as part of the Transition Agreement between the Client and Consultant, and, per Section 14.2(a) of this Agreement, will only remain in effect if Consultant timely executes this Agreement, the Transition Agreement and the Updated Release (and does not subsequently revoke the Updated Release). This Agreement and the Transition Agreement constitute the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client. The parties have entered into separate agreements related to Consultant’s previous employment relationship with Client. These separate agreements govern the previous employment relationship between Consultant and Client, have or may have provisions that survive termination of Consultant’s relationship with Client (including under this Agreement), may be amended or superseded without regard to this Agreement, and are enforceable according to their terms without regard to the enforcement provision of this Agreement. With respect to the Consultant’s Option, to the extent of any inconsistency or conflict between the terms of this Agreement (including the Transition Agreement) and the terms of the Plans or Option Documents, the terms of this Agreement (including the Transition Agreement) shall govern. [SIGNATURES TO FOLLOW ON NEXT PAGE]

“CLIENT” “CONSULTANT” MAXCYTE,INC. DOUGLAS DOERFLER By: ____________________________________ Date Date January 5, 2024 January 5, 2024

EXHIBIT C

Equity Award Summary

Grant Date	Exercise Price	Issued Options	Exercised Options	Vested and Unexercised. at 11/1/23	Unvested at 11/1/23	Vesting 11/1/23 to 12/31/23	Vesting 1/1/24 to 12/31/24	Unvested at 1/1/25
11-Nov-2014	$0.04	1,945,080	1,710,000	235,080	-			
09-Aug-2021	$16.63	10,000	-	5,417	4,583	416	2,500	1,667
13-Jun-2016	$0.983	296,000	-	296,000	-			
14-Jul-2017	$2.926	296,000	-	296,000	-			
18-Jul-2018	$2.932	296,000	-	296,000	-			
04-Mar-2019	$2.142	390,200	-	390,200	-			
20-Jan-2020	$1.641	390,200	-	365,813	24,387	16,258	8,129	-
16-Feb-2021	$12.549	390,200	-	260,133	130,067	16,259	97,550	16,258
25-Mar-2022	$7.12	500,000	-	197,917	302,083	20,833	125,000	156,250
20-Mar-2023	$4.19	400,000	-	-	400,000	-	175,000	225,000

EXHIBIT D Invention, Non-Disclosure and Non-Compete Agreement